                SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


         Date of Earliest Event Reported: April 14, 1997


                   NEW ENGLAND ELECTRIC SYSTEM

        (exact name of registrant as specified in charter)



Massachusetts             1-3446             04-1663060
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)         Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)
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Item 5.  Other Events
_____________________


     On April 14, 1997, the Town of Norwood, Massachusetts filed a lawsuit against New England Power Company (NEP) in the United States District Court for the District of Massachusetts. NEP is the wholesale electric power supplier for Norwood pursuant to rates approved by the Federal Energy Regulatory Commission. Norwood alleges that NEP's proposal to divest its power generation assets violates the terms of a 1983 agreement settling an antitrust lawsuit brought by Norwood against NEP. Norwood also alleges that NEP's proposed divestiture plan and recovery of stranded investment costs contravene Federal antitrust laws. Norwood seeks that NEP be permanently enjoined from refusing to comply with the terms of the 1983 settlement agreement by divesting its generation assets or from charging unjust and unreasonable rates to Norwood. Norwood also seeks to recover treble damages of $450,000,000. NEP believes that its divestiture plan will promote competition in the wholesale power generation market and that it has met and will continue to meet its contractual commitments to Norwood. Further, NEP believes that Norwood's lawsuit is without merit and will seek to dismiss the lawsuit.
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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW ENGLAND ELECTRIC SYSTEM

                                 s/Cheryl A. LaFleur

                              By
                                  Cheryl A. LaFleur
                                  Vice President


Date: April 16, 1997










The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.